Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
We have issued our report dated December 23, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of International DisplayWorks, Inc. and Subsidiaries on Form 10-K for the year ended October 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Flextronics International Ltd. on Form S-4.
/s/ Grant Thornton
Hong Kong
September 27, 2006